Exhibit 10.16

Amendment to Services Agreement of Karel Huijser

The parties to this agreement, Karel Huijser, Tennant Company and Tennant N.V., hereby memorialize in writing that as of November 1, 2006, Tennant N.V. assumed Tennant Company’s obligations under the Services Agreement between Tennant Company and Mr. Huijser, which was dated as of 1 November 2006 (“Services Agreement”), as a result of which Tennant N.V. became the employer under the Services Agreement.

The takeover by Tennant N.V. was not intended to and did not change the contents of the Services Agreement and all other terms and conditions of the Services Agreement are not affected by this Amendment except to the extent that those covenants made by Mr. Huijser to Tennant Company, including Section 13, “Certain Covenants of Executive,” also apply to Tennant N.V.

As drawn up in three originals and signed in the locations and on the dates shown below:

Signed by Mr. Huijser

/s/ Karel Huijser	December 17, 2008	Minneaplis, MN
Karel Huijser Vice President, International	Date	Location

Signed by Tennant Company

/s/ Thomas Dybsky	December 17, 2008	Minneaplis, MN
Thomas Dybsky Vice President, Administration	Date	Location

Signed by Tennant N.V.

/s/ Heidi M. Hoard	December 17, 2008	Minneaplis, MN
Heidi M. Hoard Director	Date	Location